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                                                                    EXHIBIT 10.5

                               [LETTERHEAD OF VR]

   DATE     October 27, 1999

     TO     William C. Ater

SUBJECT     Retirement/Part-Time Employment Agreement


     In consideration of your long-term employment with Anacomp, Inc. ("Anacomp" or the "Company") and your continuing value to the Company, and in recognition of your desire to cease full-time employment upon attaining age 60, Anacomp offers you the following:

     1. Your full-time employment with Anacomp will cease on December 31, 1999.

     2. Beginning January 1, 2000, you will be available to Anacomp on a part-time basis to work on special projects assigned by the CEO, for at least ten (10) days per month during the first year (2000), and at least five (5) days per month during the second year (2001).

     3. For the above service, Anacomp will pay you $1,500/day. In 2000, you will be paid for a minimum of ten (10) days per month and in 2001, you will be paid for a minimum of five (5) days per month.

     4. Your bonus for the first quarter of FY2000 will be paid at the same percent as the CEO on the regularly scheduled pay date in February, 2000.

     5.   Your termination date will be December 31, 2001 (the "Termination
Date").

     6. You will be entitled to all employee benefits including the Executive Health Plan through your Termination Date, except that vacation accrual will cease on December 31, 1999. You will be paid for any earned but unused vacation on the pay date of January 20, 2000.

     7. Your laptop reimbursement will continue through the end of the three-year reimbursement period.

     8. The fourth installment of 6,250 stock options with an exercise price of $4.63 previously granted to you will vest on November 15, 1999. All stock options must be exercised no later than December 31, 2002.

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     9.   The Employment Agreement between Anacomp and yourself dated December
16, 1992, will terminate on December 31, 1999 and will be of no further force or effect after such date, except for those provisions which by their nature survive such termination. (For the avoidance of doubt, you expressly agree that Addendum II to the Employment Agreement, "Employee's Covenant Not to Compete or Disclose Trade Secrets", will survive the termination of the Employment Agreement.) Upon the termination of the Employment Agreement, you will be paid the compensation fees in accordance with item number 3 above, in lieu of any severance or other compensation to which you would be entitled pursuant to
Article II of the Employment Agreement, and you expressly waive your right to receive such severance or other compensation.

     10. If, prior to December 31, 1999, your employment with Anacomp is terminated pursuant to Article V of your Employment Agreement, then the provisions of Articles V and VI thereof shall govern and this letter agreement shall be immediately terminated and of no further force or effect.

     11. The "Confidentiality, Non-Competition and Non-Disclosure Agreement" dated October 2, 1996, that you executed in connection with the grant of the stock options referenced in the first sentence of item number 7 above, remains in full force and effect in accordance with its terms and will survive any termination of your Employment Agreement or this letter agreement.

     12. This letter agreement may only be modified by mutual written agreement between the CEO of the Company and yourself. This letter agreement shall be governed by the laws of the State of California, without regard to its conflict of laws.

     Please sign below to indicate your acceptance of the terms and conditions of this letter agreement.

Best regards,


Ralph W. Koehrer
President and CEO

AGREED TO AND ACCEPTED:



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William C. Ater                                      Date